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E-Filed

Colorado Secretary of State
Date and Time: 05/07/2019 01:47 PM
ID Number: 20171182699

Document number: 20191392635
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Restated Constituent Filed Document

filed pursuant to §7-90-301, et seq. and §7-110-106 or §7-130-106 or §7-56-203 or §7-90-304.5 of the Colorado Revised Statutes (C.R.S.)

ID number: 20171182699

1. Entity name: PotNetwork Holdings, Inc.

2. The restated constituent filed document associated with this filing is attached.

3. *(Optional)* Delayed effective date: ____________ *(mm/dd/yyyy)*

Notice:
Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

4. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Leinwand	Jonathan		
(Last)	*(First)*	*(Middle)*	*(Suffix)*

20900 NE 30th Ave
(Street name and number or Post Office Box information)

FL 8

Aventura	FL	33179
(City)	*(State)*	*(Postal/Zip Code)*

	United States
(Province – if applicable)	*(Country – if not US)*

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ *and include an attachment stating the name and address of such individuals.)*

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
POTNETWORK HOLDINGS, INC.

Filed pursuant to §7-90-301, et seq. and §7-110-107 and §7-90-304.5 of the Colorado Revised Statutes (C.R.S.)

1. The name of the corporation is PotNetwork Holdings, Inc.

2. The Principal Office of the Company is located at:

   3531 Griffin Road
   Fort Lauderdale, FL 33312

   However, the Corporation may maintain offices, agencies, and places of business in any other state or military district in the United State and in foreign countries without restriction as to place, and the Corporation may keep such books, papers and records of the corporation as are not required by law to be kept within the State of Colorado, as the directors may find convenient in such offices, agencies and places of business

3. The Registered Agent is Roger Johnson who is located at

   30370 Coyote Rim Court
   Oak Creek. Colorado 80467

   and whose mailing address is

   Post Office Box 774406
   Steamboat Springs, Colorado 80477

   The person appointed as registered agent above has consented to being so appointed.

4. **Purpose**. The Corporation may engage in any and all lawful activities.

5. **Authorized Shares.**

   a. The maximum number of shares that the corporation is authorized to have outstanding at any one time is 1,000,000,000 (One Billion) shares of common stock having a par value of $.00001 per share and 100,000 (One Hundred Thousand) shares of preferred stock having a par value of $.00001 per share. The consideration to be paid for each share shall be as fixed by the Board of Directors and may be paid in whole or in part in cash or other property, tangible or intangible, or in labor or services actually performed for the corporation with a value, in the judgment of the directors, equivalent to or greater than the full par value of the shares.

b. Each share of the common stock of the corporation shall be entitled to one vote on all matters requiring a vote of the shareholders and, subject to the rights of the holders of any outstanding shares of preferred stock, shall be entitled to receive such dividends, in cash, securities, or property, as may from time to time be declared by the board of directors. In the event of any liquidation, dissolution, or winding up of the corporation, either voluntary or involuntary, subject to the rights of the holders of any outstanding shares of preferred stock, the holders of common stock shall be entitled to share ratably, according to the number of shares held by them, in all remaining assets of the corporation available for distribution. The holders of the Common Stock shall not have preemptive rights to acquire shares of stock or securities convertible into shares of stock issued by the corporation. When issued the common shares will be fully paid and non-assessable.

c. The board of directors is authorized, at any time or from time to time, to issue preferred stock and (i) to divide the shares of preferred stock into series; (ii) to determine the distinguishing designation for any such series; (iii) to determine the number of shares in any such series; and (iv) to determine with respect to the shares of any such series:

   i. whether the holders thereof shall be entitled to cumulative, noncumulative, or partially cumulative dividends and, with respect to shares entitled to dividends, the dividend rate or rates, including without limitation the methods and procedures for determining such rate or rates, and any other terms and conditions relating to such dividends;

   ii. whether, and if so to what extent and upon what terms and conditions, the holders thereof shall be entitled to rights upon the liquidation of, or upon any distribution of the assets of, the corporation;

   iii. whether, and if so upon what terms and conditions, such shares shall be convertible into, or exchangeable for, other securities or property;

   iv. whether, and if so upon what terms and conditions, such shares shall be redeemable;

   v. whether the shares shall be subject to any sinking fund for the purchase or redemption of such shares and, if so, the terms of such fund;

   vi. whether the holders thereof shall be entitled to voting rights and, if so, the terms and conditions for the exercise thereof; and

   vii. whether the holders thereof shall be entitled to other preferences or rights and, if so, the qualifications, limitations, or restrictions of such preferences or rights.

6. **Board of Directors.**

   a. Number. The number of directors may be either increased or diminished from time to time, as provided in the bylaws, but shall never be less than 1 nor more than 7.

   b. Vacancy. Except as may be otherwise fixed by or pursuant to the provisions of these Articles of Incorporation, as amended from time to time, relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any vacancy on the board of directors resulting from an increase in the number of directors or from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors. Any director elected in accordance with the preceding sentence shall hold office until the next annual election of directors by the shareholders and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director. Directors who are elected at an annual meeting of shareholders shall be elected to hold office for a term expiring at the next annual meeting of shareholders following their election.

   c. Indemnification. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which Colorado Corporations and Associations Act permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise. Any amendment, repeal or modification of the foregoing provisions of this Section 6(c) shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

   d. Limitation of Liability. To the full extent that the Colorado Corporations and Associations Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for his or her acts or omissions as a director. Any amendment to or repeal of this Article 6(d) shall not adversely affect any right or protection of a director of the corporation for or with respect to any acts or omissions occurring prior to such amendment or repeal.

7. **Amendment of Bylaws**. Subject to any additional vote required by the Articles of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

8. **Amendment of Articles of Incorporation**. The Corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law. All rights and powers conferred herein on shareholders and directors are subject to this reserved power.

9. **Shareholder Action**. Any action required or permitted to be taken by the shareholders of the corporation that may be taken at an annual or special meeting of such holders may be affected by consent in writing by such holders. Special meetings of the shareholders of the corporation shall be held whenever called by the Chief Executive Officer, the President, the Board of Directors, or the holder or holders of not less than a majority of the combined voting power of the then outstanding shares of stock entitled to vote thereat, or at the request of such holder or holders by the Secretary or an Assistant Secretary.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK OF

POTNETWORK HOLDINGS, INC.

Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of POTNETWORK HOLDINGS, INC., a Colorado Corporation (the "***Company***"), and by the Colorado Corporations and Associations Act, the Board of Directors of the Company (the "Board") on May 7, 2019 adopted by resolution the following terms, conditions and designations of the Series A Preferred Stock. Such preferred stock shall contain the following terms, powers, preferences and rights:

Whereas, on February 13, 2018, the Company designated the Series A Preferred Stock as set forth in the Amended and Restated Articles of Incorporation; and

Whereas, the Board of Directors believes that it is in the best interest of the Company and the Shareholders to amend the designation of the Series A Preferred Stock; and

Whereas, the Holders of the Series A Preferred stock have consented to the amendment of the designation thereof.

NOW THEREFORE, Article Sixth of the Amended and Restated Articles of Incorporation of the Company is replaced with the following

Fifty Thousand (50,000) shares of the authorized Preferred Stock of the Corporation are hereby designated "***Series A Preferred Stock***" with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1. Dividends.

The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless (in addition to the obtaining of any consents required elsewhere in the Articles of Incorporation) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of

such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend. The "***Series A Original Issue Price***" shall mean $.01 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Mandatory Conversion on Liquidation Events. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then applicable conversion rate determined in accordance with Section 4.1.

2.2 Deemed Liquidation Events.

2.2.1 Definition. Each of the following events shall be considered a "***Deemed Liquidation Event***" unless the holders of more than 50% of the outstanding shares of Series A Preferred Stock elect otherwise by written notice sent to the Corporation at least 3 days prior to the effective date of any such event:

(a) a merger, consolidation or share exchange in which:

(i) the Corporation is a constituent party or

(ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one

or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3 Notice and Closing of Liquidating Event. All holders of record of shares of Series A Preferred Stock will be given at least 10 days prior written notice of the date fixed for mandatory conversion of the Series A Preferred Stock and the event causing the mandatory conversion of the Series A Preferred Stock into Common Stock. On or before the date so fixed for conversion, each holder of shares of Series A Preferred Stock shall surrender the certificate or certificates for all such shares to the Corporation at the place designated in such notice and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled. The mechanics for conversion and other provisions relating to conversion of Series A Preferred Stock into Common Stock set forth elsewhere in this Section C of the Amended and Restated Certificate of Incorporation shall apply to the mandatory conversion of the Series A Preferred Stock.

3. Voting.

3.1 General. On any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Articles of Incorporation, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2 Series A Preferred Stock Protective Provisions. At any time when shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of Incorporation) the written consent or affirmative vote of the holders of more than 50% of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void *ab initio*, and of no force or effect.

3.2.1 liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation other than a Deemed Liquidation Event, or consent to any of the foregoing;

3.2.2 amend, alter or repeal any provision of the Articles of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock;

3.2.3 create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series A Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption; or

3.2.4 (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock in respect of any such right, preference or privilege; or

3.2.5 create any class of shares that would have greater voting rights than the voting rights created pursuant hereto.

4. Optional Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the "***Conversion Rights***"):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into that number of fully paid and nonassessable shares of Common Stock (whether whole or fractional) equal to 0.01% of the total number of shares of Common Stock outstanding at the Conversion Time (defined below in Section 4.3.1).

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round the number of shares issued to the nearest whole number. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Series A Preferred Stock to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the "***Conversion Time***"), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series A Preferred Stock, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series A Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles of Incorporation. Before taking any action which would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price.

4.3.3 Effect of Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Series A Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Series A Preferred.

4.4.1 Adjustment for Reclassification, Exchange and Substitution. If the Common Stock issuable on the conversion of Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise, then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable on such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately before such reorganization, reclassification, or change.

4.4.2 Sales, Reorganizations, Mergers or Consolidations. In case of any consolidation or merger of the Corporation with or into another entity, the sale, transfer or other disposition of all or substantially all of the assets of the Corporation to another person or the sale, transfer or other disposition of securities of the Corporation representing 50% or more of the combined voting power of the then outstanding securities of the Corporation (other than a consolidation, merger or sale treated as a Deemed Liquidating Event pursuant to Section 2 above), each share of Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property that a holder of the number of shares of

Common Stock of the Corporation deliverable on conversion of Series A Preferred Stock would have been entitled on such consolidation, merger or sale; and in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions of Section C.4. with respect to the rights and interest thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth in Section C.4. shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of Series A Preferred Stock.

4.4.3 Certificate of Adjustment. On the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 4., the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms thereof and prepare and furnish to each holder of Series A Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts on which such adjustment or readjustment is based. The Corporation shall, on the written notice at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment or readjustment, (b) the Series A Conversion Price at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received on the conversion of such holder's shares.

5. Acquired Shares. Any shares of Series A Preferred Stock that are acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following acquisition.

6. Preemptive Rights. Holders of Series A Preferred Stock shall not have preemptive rights to acquire shares of stock or securities convertible into shares of stock issued by the corporation.

7. Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of more than 50% of the shares of Series A Preferred Stock then outstanding.

8. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation or given by electronic communication in compliance with the provisions of the Business Corporation Act and shall be deemed sent upon such mailing or electronic transmission.

IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its undersigned Chairman of the Board as of the date below

Date: May 7, 2019.

POTNETWORK HOLDINGS, INC.:

By: ______________________
Gary Blum, Director